Exhibit 10.1

AMERISOURCEBERGEN CORPORATION

NONQUALIFIED STOCK OPTION GRANT TO EMPLOYEE

Participant:	Steven H. Collis

Number of Shares Subject to Options:	107,826

Exercise Price:	$58.74

Date of Grant:	August 7, 2013

Termination Date:	August 7, 2020

RECITALS

A.                                    By authority of the Board of Directors of AmerisourceBergen Corporation (the “Company”), the Company has adopted the AmerisourceBergen Corporation Equity Incentive Plan (the “Plan”) and as a result, shares thereunder are available for grant to employees of the Company and its direct and indirect subsidiaries. The Board of Directors of the Company has directed the Compensation and Succession Planning Committee (the “Committee”) to administer the Plan.

B.                                    On November 14, 2012, the Company granted to the Participant an option to acquire up to 373,250 Shares (the “November 2012 Option”) with respect to the 2013 fiscal year compensation.  It has been determined that a portion of the November 2012 Option covering 272,423 Shares was invalidly granted and accordingly, the maximum number of Shares subject to the November 2012 Option is 100,827 Shares.

C.                                    The Company has agreed to grant and issue to the Participant shares of restricted stock and a stock option in replacement of the portion of the November 2012 Option that was deemed to be invalid.  The stock option is subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises contained herein and intending to be legally bound:

1.                                      Grant of Option.  Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant a nonqualified stock option (the “Option”) to purchase shares of common stock of the Company (“Shares”) at an option purchase price of $58.74 per Share (the “Exercise Price”). The Option shall become exercisable according to Paragraph 2 below.

2.                                      Exercisability of Option.  Subject to the provisions of Section 7, the Option shall become exercisable as of the following dates, if the Participant is employed by the Company as of the applicable date:

Date	Percentage Exercisable
8/7/2014	25%
8/7/2015	25%
8/7/2016	25%
8/7/2017	25%

Notwithstanding the above but subject to Section 7, the Option shall continue to vest following the Participant’s termination of employment with the Company if such termination of employment with the Company is due to the Participant’s Voluntary Retirement (as defined below).

Solely for purposes of this Agreement, employment with the Company will be deemed to include employment with any Subsidiary of the Company (for only so long as such entity remains a Subsidiary of the Company).

3.                                      Term of Option.

(a)                                 The Option shall have a term of seven years from the date of grant and shall terminate at the expiration of that period (August 7, 2020), unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)                                 The Option shall automatically terminate upon the occurrence of the first of the following events:

(i)                         The expiration of the one-year period after the Participant’s termination of employment with the Company, if the termination is for any reason other than voluntary termination or cause (as defined in the Plan);

(ii)                      The expiration of the three-month period after the Participant’s voluntary termination of employment from the Company other than due to the Participant’s Voluntary Retirement;

(iii)                   The date on which the Participant’s employment is terminated for cause (as defined in the Plan); or

(iv)                  The occurrence of a Triggering Event as described in Section 7(a)(i).

For purposes of this Agreement, “Voluntary Retirement” means any voluntary termination of employment by the Participant after reaching age 62 and completing sixty months of continuous service with the Company or its Subsidiaries.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is seven years from the date of grant. Except as specifically set forth herein, any portion of the Option that is not exercisable at the time the Participant ceases to be employed by the Company shall immediately terminate.

4.                                      Exercise Procedures.

(a)                                 The Participant may exercise part or all of the exercisable portion of the Option. The exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof or in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure which is approved by the Committee involving a broker or dealer approved by the Committee, which affords the Participant the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

(b)                                 Subject to Committee consent, the Participant may elect to satisfy the income tax withholding obligation with respect to the exercise of the Option by having shares withheld up to an amount that does not exceed the Participant’s maximum marginal tax rate for federal (including FICA), state and local tax liabilities.

(c)                                  The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant (or other person exercising the Option after the Participant’s death) represent that the Participant is purchasing Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.

5.                                      Change of Control.  The provisions of the Plan applicable to a Change of Control shall apply to the Option. In the event of a Change of Control, the Option shall be fully exercisable, and the Committee may take such actions as it deems appropriate pursuant to the Plan.

6.                                      Restrictions on Exercise.  Only the Participant may exercise the Option during the Participant’s lifetime.

After the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7.                                      Special Forfeiture and Repayment Rules.

(a)                                 The Participant hereby acknowledges and agrees that in the event that the Participant experiences a Triggering Event (as defined in the Plan) and unless the Committee or its delegate determines otherwise, then:

(i)                         any portion of the Option that remains unexercised as of the date the Committee determines that the Participant has experienced a Triggering Event, regardless of whether the Option is vested or unvested as of that date, shall be immediately and automatically forfeited; and

(ii)                      if the Participant (or his permitted transferee) exercised all or a portion of the Option within the 12-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within 10 days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall pay to the Company an amount equal to the product of the number of Shares as to which the Option was exercised, multiplied by the excess, if any, of the Fair Market Value per Share on the date of exercise over the exercise price of Option.

(b)                                 The Committee or its delegate shall determine in its sole discretion whether a Triggering Event has occurred with respect to the Participant.

(c)                                  The Participant hereby acknowledges and agrees that the restrictions contained in the Plan are being made for the benefit of the Company in consideration of the Participant’s receipt of the Option. The Participant further acknowledges that the receipt of the Option is a voluntary action on the part of the Participant and that the Company is unwilling to provide the Option to the Participant without including the restrictions contained in the Plan.

(d)                                 The Participant hereby consents to a deduction from, and set-off against, any amounts owed to the Participant by the Company or its affiliates from time to time (including, but not limited to, amounts owed to the Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company by the Participant under this Agreement.

(e)                                  The Special Forfeiture and Repayments provisions of this Agreement and the Plan are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company, whether by operation of law, contract, or otherwise, including, without limitation, any non-competition and non-solicitation obligations contained in an employment agreement entered into by and between the Participant and the Company or any of its affiliates.

8.                                      Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the Special Forfeiture and Repayment provisions of the Plan, (iii) the registration, qualification or listing of the Shares, (iv) capital or other changes of the Company and (v) other requirements of applicable law. The Participant has received a copy of the Plan, a copy of which is attached hereto, has been provided with the opportunity to read the Plan and is familiar with the terms and provisions thereof. The Committee shall have the authority to interpret and construe the Option in accordance with this designation and pursuant to the terms of the Plan, and its decision shall be binding and conclusive as to any questions arising hereunder.

9.                                      No Employment Rights.  The grant of the Option shall not confer upon the Participant any right to continue in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

10.                               Tax Consequences.  The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Option. The Participant is not relying on any statements or representations of the Company or any of its agents in regard to such liability. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

11.                               Assignment and Transfers.  The rights and interests of the Participant under this Agreement may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of other than by will or by the laws of descent and distribution.

12.                               Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the state of Delaware, without giving effect to conflicts of laws principles thereof.

13.                               Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Committee at 1300 Morris Drive, Chesterbrook, PA 19087, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.                               Acknowledgement.  By accepting the terms of this Agreement, the Participant acknowledges that (i) the Participant may exercise the November 2012 Option (subject to the terms and conditions of such option) for up to 100,827 Shares only and (ii) that the November 2012 Option is invalid with respect to 272,423 Shares and the Participant shall have no right to receive any Shares or other consideration with respect to such invalid portion of the November 2012 Option.

15.                               GRANT ACCEPTANCE.  YOU MUST ACCEPT THE TERMS OF THIS AGREEMENT WITHIN 60 DAYS OF RECEIPT. IF YOU DO NOT ACCEPT THE TERMS AS INSTRUCTED, THIS AGREEMENT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION OF THE COMPANY OR THE COMMITTEE, TERMINATE AND THE AWARD WILL BE FORFEITED AT MIDNIGHT ON THE 60TH DAY.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement effective as of the date of grant.

AMERISOURCEBERGEN CORPORATION

/s/ John G. Chou
John G. Chou
Executive Vice President and General Counsel

Accepted:	/s/ Steven H. Collis
Steven H. Collis
President and Chief Executive Officer